Exhibit 99.1

RIO Takes Center Stage with RAD’s Security Solution Shining at CMA Fest

Seamless Performance and Real-Time, Intelligent Surveillance Keep Attendees Safe

Detroit, Michigan, June 10, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is thrilled to announce the successful deployment of 4 RAD RIO™ (ROSA Independent Observatory) solar-powered mobile surveillance units (MSU) during the 2024 CMA Fest in Nashville, Tennessee.

The CMA Fest, one of the most significant country music events in the world, saw tens of thousands of fans flock to Nashville for an unforgettable weekend of music and entertainment. Ensuring the safety and security of such a large gathering is always a top priority, and this year, RIO played a crucial role in achieving that goal.

Throughout the festival, the RIO units were strategically placed across key locations to enhance security coverage. The units operated flawlessly, providing continuous surveillance, monitoring for potential threats, and ensuring rapid response capabilities. The advanced AI technology embedded within the RIO units allowed for real-time analysis of crowd movement, immediate detection of any unusual activities, and swift communication with on-site security personnel law enforcement.

Steve Reinharz, CEO/CTO of AITX and RAD, commented on the deployment, stating, “The successful performance of RIO during the CMA Fest is a testament to our commitment to providing best in class security solutions. Our AI-driven technology not only enhances safety but also offers a cost-effective alternative to traditional security methods. We are proud of the role our tech played in ensuring a safe and enjoyable experience for all attendees.”

“RIO has proven its effectiveness at several outdoor events and venues, capturing the attention of event organizers, security professionals and law enforcement,” said Troy McCanna, RAD’s Chief Security Officer and former FBI senior agent in charge of tactical operations in Michigan and Ohio. “The success of these deployments has demonstrated RIO’s ability to provide robust, reliable security in dynamic environments.”

Building on this momentum, RAD expects to announce additional event deployments for RIO in the coming months.

Sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz
949-636-7060
@SteveReinharz